As filed with the Securities and Exchange Commission on October 10, 2001

 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ON Semiconductor Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-3840979 (I.R.S. Employer Identification Number)

5005 E. McDowell Road
Phoenix, AZ 85008
(602) 244-6600
(Address of Registrant’s Principal Executive Offices)

ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Stock Incentive Plan, and
ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Employee Stock Purchase Plan
(Full Title of the Plan)

George H. Cave, Esq.
ON Semiconductor Corporation
5005 E. McDowell Road
Phoenix, AZ 85008
(602) 244-5226

with a copy to:

Arthur H. Kohn, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

			Proposed
			maximum	Proposed
Title of each class of			offering	maximum	Amount of
securities		Amount to be	price per	aggregate	registration
to be registered	Name of Plan	registered (1)	share (2)	offering price	fee
Common Stock, par	2000 Stock Incentive Plan	3,000,000 shares	$1.73	$5,190,000	$1,297.50

value $.01 per share	2000 Employee Stock Purchase Plan	4,000,000 shares	$1.73	$6,920,000	$1,730.00

Total		7,000,000 shares	—	$12,110,000	$3,027.50

(1)	Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Stock Incentive Plan (“Stock Incentive Plan”) and ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of ON Semiconductor Corporation. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the Stock Purchase Plan.

(2)	With respect to shares of common stock of ON Semiconductor Corporation (“Shares”) covered by options, estimated solely for the purposes of calculating the registration fee with respect to the 7,000,000 Shares being registered hereby pursuant to Rule 457 under the Securities Act and based upon the average of the high and low prices of the common shares of the Corporation as reported on the NASDAQ on October 8, 2001.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The contents of the Corporation’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (“Commission”) on April 6, 2000 (Registration No. 333-34130) and May 23, 2000 (Registration No. 333-37638) are incorporated by reference in this Registration Statement.

         The following documents, which previously have been filed by ON Semiconductor Corporation (“Corporation” or “Registrant”) with the Commission, are incorporated herein by reference and made a part hereof:

         (i)  The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 30, 2001 (amended with a filing on April 3, 2001);

         (ii)  The Corporation’s Quarterly Reports on Form 10-Q for the quarterly period ended March 30, 2001, filed with the Commission on May 14, 2001, and for the quarterly period ended June 29, 2001, filed with the Commission on August 13, 2001;

         (iii)  The Corporation’s Current Reports on Form 8-K, filed with the Commission on February 2, 2001, March 1, 2001, March 15, 2001, April 26, 2001, May 10, 2001, July 26, 2001, and September 7, 2001;

         (iv)  The description of the Shares contained in the Corporation’s registration statement on Form 8-A, filed with the Commission on April 21, 2000; and

         (v)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by registration document referred to in (i) above.

         All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         As of September 20, 2001, the Corporation has issued and outstanding 173,962,725 shares of Common Stock, and 10,000 of preferred stock. TPG Advisors II, Inc. indirectly controls TPG Semiconductor Holdings, LLC, which directly owns 124,999,433 shares of Common Stock. The foregoing entities are affiliated with the Texas Pacific Group (“TPG”). A TPG affiliate also owns 10,000 shares of the Corporation’s preferred stock. (See below for a summary of the preferred stock.)

Preferred Stock

         As of September 15, 2001, the Corporation has authorized 100,000 shares of preferred stock. The Corporation has issued and outstanding 10,000 shares of preferred stock to a TPG affiliate (“Preferred Stock”). No other preferred stock is outstanding. The Preferred Stock is designated as a Series A cumulative convertible preferred stock with a stated value of $10,000 per share. The Preferred Stock has a cumulative dividend, payable quarterly in cash, at the rate of 8.0% per annum (or, if greater during the relevant quarterly period, in an amount equal to the value of the dividends that would be paid on the common stock then issuable upon conversion of the Preferred Stock). In the event dividends are not declared or paid, the dividends will accumulate on a compounded basis. The Preferred Stock has a liquidation preference equal to the greater of (i) the stated value of the Preferred Stock plus all accrued and unpaid dividends thereon or (ii) the amount that would be payable to holders of the Preferred Stock if their shares had been converted into shares of the Corporation’s common stock immediately prior to the liquidation event.

         The Preferred Stock ranks prior to the common stock and any other junior securities with respect to the payment of dividends and liquidating distributions. The Corporation is prohibited from issuing any capital stock that ranks senior to the Preferred Stock or is redeemable prior to the Preferred Stock without the consent of the holders of a majority of the outstanding shares of Preferred Stock or, subject to certain exceptions, from creating contractual or other limitations on the ability of the Corporation or any of its subsidiaries to pay dividends on or to repurchase or redeem any of its equity securities. However, the right of a holder to receive dividend payments or other distributions in respect of the Preferred Stock is subject to and subordinated in right of payment to the payment in full and discharge of all amounts of principal, interest and fees then outstanding under the Corporation’s principal credit agreement, its senior subordinated notes, and certain other existing and future indebtedness of the Corporation.

         Each share of the Preferred Stock is convertible at the option of the holder any time into shares of Common Stock at a conversion price of $2.82 per share of Common Stock, subject to customary anti-dilution adjustments. Shareholder approval (or waiver by the Nasdaq thereof) will be required prior to the issuance of any shares of Common Stock upon conversion of the Preferred Stock in excess of 19.9% of the number of shares of Common Stock outstanding on September 7, 2001. At any time on or after the eighth anniversary of the issuance date of the Preferred Stock, the holders may require the Corporation to redeem their shares at a redemption price equal to the greater of (i) the stated value of the Preferred Stock plus all accrued and unpaid dividends thereon or (ii) 50% of the then current market price of the Common Stock (based upon the average closing price of the Common Stock over the preceding 30 trading days) and other assets and property, if any, into which one share of Preferred Stock is then convertible. Upon a change of control, the holders of the Preferred Stock may “put” their shares to the Corporation at 101% of the stated value plus accumulated and unpaid dividends.

         The holders of the Preferred Stock will be entitled to vote with the holders of the Common Stock as a single class. Each share of Preferred Stock will be entitled to approximately 3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with the anti-dilution provisions. Under the Preferred Stock documents, TPG is entitled to designate two directors to serve on the Corporation’s Board of Directors for so long as TPG and its affiliates beneficially own at least 50% of the Preferred Stock. The holders of the Preferred Stock also have been granted registration rights in respect of the Common Stock underlying the Preferred Stock.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         As of September 7, 2001 the Corporation entered into an Investment Agreement with an affiliate of TPG in connection with the affiliate’s acquisition of the Corporation’s Preferred Stock. In connection with this transaction, the Board of Directors of the Corporation formed a special committee (“Special Committee”) to assist with the TPG Preferred Stock purchase. As part of the Investment Agreement the Corporation agreed to indemnify and hold harmless each member of the Special Committee from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (collectively “Losses”) incurred by each Special Committee member as a result of, or arising out of, any claim relating to breach of fiduciary duty or illegality (other than claims based upon fraud, embezzlement or any criminal violation of law), in each case, related to the TPG Preferred Stock purchase; provided, however, that such indemnification shall only be available to the extent that both (i) indemnification for such Losses is not available from the Corporation under applicable law or as a result of the Corporation’s insolvency, and (ii) the Corporation’s insurers refuse to pay on the Corporation’s directors’ and officers’ liability insurance policies with respect to such Losses.

Item 7. Exemption From Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Stock Incentive Plan (as adopted by the Board of Directors on February 17, 2000, amended and restated April 21, 2000, amended and restated May 18, 2001, and amended and restated May 23, 2001)*

4.2	ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Employee Stock Purchase Plan (as adopted by the Board of Directors on February 17, 2000, amended and restated April 21, 2000, and amended and restated May 23, 2001)*

4.3	Amended and Restated Certificate of Incorporation of SCG Holding Corporation (filed as Exhibit 3.1 to the Corporation’s Third Quarter 2000 Form 10-Q filed with the Commission on November 14, 2000 and incorporated herein by reference)

4.4	By-Laws of SCG Holding Corporation (filed as Exhibit 3.2 to the Corporation’s Amendment No. 1 to Form S-1 Registration Statement (No. 333-30670) filed with the Commission on April 7, 2000 and incorporated herein by reference)

4.5	Specimen of share of certificate of common stock, par value $.01, SCG Holding Corporation (filed as Exhibit 4.1 to Form S-1 Registration Statement (No. 333-30670) filed with the Commission on April 7, 2000 and incorporated herein by reference)

4.6	Stockholders’ Agreement dated as of August 4, 1999 among SCG Holding Corporation, TPG Semiconductor Holdings, LLC and Motorola, Inc. (filed as Exhibit 99.5 to the

Corporation’s Form S-4 Registration Statement (No. 333-90359) filed with the Commission on November 5, 1999 and incorporated herein by reference)

4.7	Certificate of Designations relating to the Series A Cumulative Convertible Preferred Stock (filed as Exhibit 3.1 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.8	Specimen of Share Certificate of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.9	Investment Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (filed as Exhibit 4.2 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.10	Registration Rights Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (filed as Exhibit 4.3 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.11	Subordination Agreement, dated as of September 7, 2001, by and between TPG ON Holdings LLC and ON Semiconductor Corporation, for the benefit of Senior Creditors (filed as Exhibit 4.4 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

5.1	Opinion of George H. Cave, Esq., regarding the validity of the securities being registered*

23.1	Consent of KPMG LLP, Independent Auditors*

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants*

23.3	Consent of George H. Cave, Esq. (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith.

Item 9. Undertakings.

         Not applicable.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this day of October 10, 2001.

ON SEMICONDUCTOR CORPORATION (Registrant)

By: /s/ Dario Sacomani

Its: Senior Vice President & Chief Financial Officer

POWER OF ATTORNEY

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Steven Hanson, Dario Sacomani and G. Sonny Cave, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on October 10, 2001.

Signature	Title

/s/ Steven Hanson Steven Hanson	President, Chief Executive Officer and Director

/s/ Dario Sacomani Dario Sacomani	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

/s/ Curtis J. Crawford Curtis J. Crawford	Chairman of the Board of Directors

/s/ David Bonderman David Bonderman	Director

/s/ Richard W. Boyce Richard W. Boyce	Director

/s/ Justin T. Chang Justin T. Chang	Director

Signature	Title

/s/ William A. Franke William A. Franke	Director

/s/ Jerome N. Gregoire Jerome N. Gregoire	Director

/s/ John J. Legere John J. Legere	Director

/s/ John W. Marren John W. Marren	Director

         Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this day of October 10, 2001.

ON SEMICONDUCTOR CORPORATION (fka SCG HOLDING CORPORATION) EMPLOYEE STOCK PURCHASE PLAN (Plan)

By: James Stoeckmann

Its: Administrator

EXHIBIT INDEX

4.1	ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Stock Incentive Plan (as adopted by the Board of Directors on February 17, 2000, amended and restated April 21, 2000, amended and restated May 18, 2001, and amended and restated May 23, 2001)*

4.2	ON Semiconductor Corporation (fka SCG Holding Corporation) 2000 Employee Stock Purchase Plan (as adopted by the Board of Directors on February 17, 2000, amended and restated April 21, 2000, and amended and restated May 23, 2001)*

4.3	Amended and Restated Certificate of Incorporation of SCG Holding Corporation (filed as Exhibit 3.1 to the Corporation’s Third Quarter 2000 Form 10-Q filed with the Commission on November 14, 2000 and incorporated herein by reference)

4.4	By-Laws of SCG Holding Corporation (filed as Exhibit 3.2 to the Corporation’s Amendment No. 1 to Form S-1 Registration Statement (No. 333-30670) filed with the Commission on April 7, 2000 and incorporated herein by reference)

4.5	Specimen of share of certificate of common stock, par value $.01, SCG Holding Corporation (filed as Exhibit 4.1 to Form S-1 Registration Statement (No. 333-30670) filed with the Commission on April 7, 2000 and incorporated herein by reference)

4.6	Stockholders’ Agreement dated as of August 4, 1999 among SCG Holding Corporation, TPG Semiconductor Holdings, LLC and Motorola, Inc. (filed as Exhibit 99.5 to the Corporation’s Form S-4 Registration Statement (No. 333-90359) filed with the Commission on November 5, 1999 and incorporated herein by reference)

4.7	Certificate of Designations relating to the Series A Cumulative Convertible Preferred Stock (filed as Exhibit 3.1 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.8	Specimen of Share Certificate of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.9	Investment Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (filed as Exhibit 4.2 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.10	Registration Rights Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (filed as Exhibit 4.3 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

4.11	Subordination Agreement, dated as of September 7, 2001, by and between TPG ON Holdings LLC and ON Semiconductor Corporation, for the benefit of Senior Creditors

(filed as Exhibit 4.4 to the Corporation’s Form 8-K Current Report filed with the Commission on September 7, 2001 and incorporated herein by reference)

5.1	Opinion of George H. Cave, Esq., regarding the validity of the securities being registered*

23.1	Consent of KPMG LLP, Independent Auditors*

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants*

23.3	Consent of George H. Cave, Esq. (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith.